Exhibit 99.1

December 21, 2009	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK and ONEOK Partners Boards Elect Gibson
To Additional Role of President;

ONEOK Partners Board Elects Spencer as Director

TULSA, Okla. – Dec. 21, 2009 – The board of directors of ONEOK, Inc. (NYSE: OKE) elected ONEOK Chief Executive Officer John W. Gibson to the additional role of president.

Separately, the board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) elected Gibson to the additional role of president of the partnership where he currently serves as chairman and chief executive officer.

In addition, Terry K. Spencer, chief operating officer of ONEOK Partners, was elected to the board of directors of the general partner of ONEOK Partners.

The elections are effective Jan. 1, 2010, when James C. Kneale will retire from the ONEOK Partners board and from the position of president of ONEOK and ONEOK Partners, after a 29-year career with the company.

“Terry Spencer’s extensive knowledge and experience in the natural gas and natural gas liquids businesses will be an asset to the board,” said Gibson.

“We appreciate Jim Kneale’s many contributions to the ONEOK Partners board, as well as his leadership and contributions to ONEOK during his remarkable career,” Gibson added.

Spencer became chief operating officer of ONEOK Partners in 2009 and is responsible for its three operating segments – natural gas gathering and processing, natural gas pipelines and natural gas liquids. From 2007 to 2009, he was executive vice president of ONEOK, with responsibilities for ONEOK Partner’s natural gas liquids gathering and fractionation, and pipeline segments, as well as ONEOK’s energy services segment.

ONEOK and ONEOK Partners Boards Elects Gibson To Additional Role of President;
ONEOK Partners Board Elects Spencer as Director

He joined the company in 2001 as project development director for natural gas gathering and processing. Later, he served as vice president - gas supply and project development in the gathering and processing segment. In 2005, Spencer became senior vice president of ONEOK’s natural gas liquids business following its acquisition from Koch Industries. He became president of natural gas liquids in 2006.

Prior to joining ONEOK, Spencer held positions of increasing responsibility in the natural gas gathering and processing industry with Continental Natural Gas, Inc., in Tulsa; Stellar Gas Company in Houston; and Texas Oil and Gas Corporation’s Delhi Gas Pipeline subsidiary in Dallas. Spencer earned a Bachelor of Science degree in petroleum engineering in 1981 from the University of Alabama in Tuscaloosa.

Jim Kneale became president of ONEOK Partners and ONEOK in July 2009, after serving as president and chief operating officer of ONEOK since 2007 and of ONEOK Partners since 2008, where he also served as a director. He joined ONEOK in 1981 as vice president of accounting and moved to Oklahoma Natural Gas as vice president of accounting in 1992. He served in various executive operating and finance positions until being named president of Oklahoma Natural Gas in 1997, holding that post until 1999 when he became chief financial officer of ONEOK. Kneale earned a Bachelor of Business Administration degree in accounting in 1973 from West Texas A&M in Canyon, and completed advanced studies at Harvard University.

John Gibson became chief executive officer of ONEOK in January 2007 and chairman and chief executive officer of ONEOK Partners in October 2006 after serving as president and chief operating officer of ONEOK Partners. He is a member of the boards of directors of ONEOK and ONEOK Partners. Prior to joining ONEOK in 2000, Gibson was the executive vice president of Koch Energy, Inc., a subsidiary of Koch Industries, responsible for its interstate natural gas pipelines and gathering and processing businesses. Gibson began his career in the energy industry in 1974 as a refinery engineer with Exxon Company, USA and beginning in 1977 spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in the natural gas, natural gas liquids and exploration and production businesses. Gibson earned an engineering degree in 1974 from the University of Missouri at Rolla, now called Missouri University of Science and Technology. He has also completed advanced studies at Harvard University.

To obtain electronic photo files of Gibson, Spencer and Kneale, visit the ONEOK Web site: http://www.oneok.com/John_Gibson.jpg, http://www.oneok.com/Terry_Spencer.jpg and http://www.oneok.com/Jim_Kneale.jpg.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation

ONEOK and ONEOK Partners Boards Elects Gibson To Additional Role of President;
ONEOK Partners Board Elects Spencer as Director

focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites atwww.oneok.com or www.oneokpartners.com
OKE-G OKS-G
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